Exhibit 99.1

AGREEMENT

This agreement, effective April 16, 2015 (this “Agreement”), is made by and among Leap Tide Capital Management, LLC, and Jan Loeb (each, a “Leap Tide Stockholder,” and collectively, the “Leap Tide Group”), and DiaDEXUS, Inc. (“DiaDEXUS” or the “Company”).  In consideration of and in reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01	Defined Terms.

For purposes of this Agreement:

(a)           “2015 Annual Meeting” shall mean the Company’s 2015 annual meeting of stockholders.

(b)           “2016 Annual Meeting” shall mean the Company’s 2016 annual meeting of stockholders.

(c)           “Affiliate” or “Affiliates” shall have the same meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(d)           “Beneficial Owner” or “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(e)           “Board” shall mean the board of directors of the Company.

(f)            “Leap Tide Group Nominee” shall mean John J. Sperzel III or his Replacement.

(g)           “Company Governing Documents” shall mean the Certificate of Incorporation of the Company and the bylaws of the Company, each as currently in effect from time to time during the term of this Agreement.

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)           “Group” shall have the same meaning as set forth in Rule 13d-5 promulgated by the SEC under the Exchange Act.

(j)           “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(k)           “Replacement” shall have the meaning set forth in Section 3.02(d).

(l)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(m)           “SEC” shall mean the United States Securities and Exchange Commission.

(n)           “Standstill Period” shall mean the period from the effective date of this Agreement through the earlier of (i) 10 days prior to the deadline for nominating individuals for election to the Board at the 2016 Annual Meeting and (ii) the date that is thirteen (13) months after the date of the 2015 Annual Meeting.

ARTICLE 2
Representations And Warranties

Section 2.01	Authority; Binding Agreement.

(a)           The Company hereby represents and warrants that this Agreement (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Company Governing Documents or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument except to the extent with respect to this Section 2.01(a)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty as would not materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

(b)           Each Leap Tide Stockholder represents and warrants that this Agreement (i) has been duly authorized, executed and delivered by such Leap Tide Stockholder, and is a valid and binding obligation of such Leap Tide Stockholder, enforceable against such Leap Tide Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, (ii) with respect to Leap Tide Capital Management, LLC, does not require approval by any owners or holders of any equity interest in such Leap Tide Stockholder (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents, if any, of such Leap Tide Stockholder as currently in effect or any provision of any agreement or other instrument to which such Leap Tide Stockholder or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument except to the extent with respect to this Section 2.01(b)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty as would not materially and adversely effect on the ability of each such Leap Tide Stockholder to perform its or his obligations under this Agreement.

Section 2.02	Beneficial Ownership.

The Leap Tide Group represents that it is the Beneficial Owner of 5,225,349 shares of the Company’s common stock as of the effective date of this Agreement.

ARTICLE 3
Covenants

Section 3.01         2015 Annual Meeting.  At the 2015 Annual Meeting, the Leap Tide Group and its Affiliates agree to cause all voting securities of the Company of which the Leap Tide Group and its Affiliates are the Beneficial Owners to be voted in favor of the following:

(a)           the Board’s slate of nominees;

(b)           subject to Section 3.02(a)(i), to approve the Company’s proposal to amend the Company’s Amended 2012 Equity Award Incentive Plan;

(c)           subject to Section 3.02(a)(i), to vote in favor of the Company’s advisory vote on executive compensation;

(d)           to approve the Company’s proposal to amend the Company’s certificate of incorporation to allow the Board discretion to effect a reverse stock split;

(e)           and to ratify the appointment of PricewaterhouseCoopers, LLP, all at the 2015 Annual Meeting (in each case, including any adjournments or postponements thereof);

provided, however, in the event that Institutional Shareholders Services (“ISS”) recommends voting “against” with respect to proposals (b) and (c) at the 2015 Annual Meeting, the Leap Tide Group shall be permitted to vote in accordance with the ISS recommendation on proposals (b) and (c) only.

Section 3.02	Board Nominee.

(a)           The Company agrees:

(i)           No later than the 2015 Annual Meeting, to take action to increase the size of the Board by one member to a total of six members;

(ii)           To include the Leap Tide Group Nominee in the Board’s slate of six nominees for election as directors of the Company at the 2015 Annual Meeting;

(iii)           To use its reasonable best efforts to cause the election of the Leap Tide Group Nominee to the Board at the 2015 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the Leap Tide Group Nominee, soliciting proxies in favor of such election and otherwise supporting him for election, in each case as and to the same extent as the Company solicits votes in favor of the other members of the Company’s director nominee slate);

(iv)           Not to increase the total number of directors that shall constitute the Board to more than six directors prior to the 2015 Annual Meeting;

(v)           To use its reasonable best efforts to hold the 2015 Annual Meeting no later than June 30, 2015.

(b)           Subsequent to the 2015 Annual Meeting and during the Standstill Period if the then-current Leap Tide Nominee resigns (other than removal for cause) from the Board or is unable to serve as a director or nominee for election as director, for so long as the Leap Tide Group continues to own not less than 5% of the DiaDEXUS outstanding common stock (without regard to ownership of any securities convertible into common stock but subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Leap Tide Group shall have the right to nonpublicly and confidentially recommend replacement candidates to such Leap Tide Group Nominee (a “Replacement”) who (i) is an “independent director” within the meaning of Rule 5605(a)(1) of the rules of The NASDAQ Stock Market, and (ii) is acceptable to the Board (or Nominating and Governance Committee of the Board) after consideration in good faith, but in any event in the sole discretion of the Board (or Nominating and Governance Committee of the Board). The Board (or Nominating and Governance Committee) shall consider such Replacement and, within 15 business days of such designation shall, make a determination as to whether such Replacement satisfies the requirements set forth in this Section 3.02(b). If such Replacement satisfies the requirements set forth in this Section 3.02(b), the Board shall appoint such Replacement to the Board within ten business days of the Board making such determination.  If the Board determines that the Replacement does not meet the requirements set forth in Section 3.02(b), the Leap Tide Group shall be entitled to withdraw such Replacement and recommend a new Replacement.  For so long as the Leap Tide Group is entitled to recommend a new Leap Tide Group Nominee, the process set forth in this Section 3.02(b) shall continue until a Replacement has been appointed to the Board.  For purposes of this Agreement, any designation by the Leap Tide Group shall be made by Leap Tide Capital, LLC.  For clarity, the Leap Tide Group shall not have the right to have a Leap Tide Group Nominee appointed to the Board or included in the Board’s slate nominated for election to the Board if the election of such Leap Tide Group Nominee would cause more than one Leap Tide Group Nominee to be serving on the Board.

(c)           For purposes of this Agreement, the Board shall not be required to appoint a Leap Tide Group Nominee, or nominate a Leap Tide Group Nominee then serving on the Board for reelection to the Board, without any prejudice to the rights of the Leap Tide Group to designate another Leap Tide Group Nominee or Replacement if such Leap Tide Group Nominee:

(i)           commits a material breach of either (A) the Company’s written corporate governance polices or other written policies or procedures applicable to non-management directors generally which may be adopted by the Board or a committee thereof in good faith and not for the purpose of discriminating against the Leap Tide Group Nominee from time to time after the date of this Agreement, which material breach is not cured (if capable of being cured) within 15 days of receipt by such Leap Tide Group Nominee of written notice from the Company specifying the nature of such material breach; or

(ii)           a material breach of this Agreement by the Leap Tide Group not cured (if capable of being cured) within 15 days of receipt by the Leap Tide Group of written notice from the Company specifying the nature of such material breach.

(d)           The Leap Tide Group and the Leap Tide Group Nominee acknowledge that all members of the Board are required to comply with all written corporate governance policies or other written policies or procedures applicable to non-management directors generally which may be adopted by the Board or a committee thereof in good faith and not for the purpose of discriminating against the Leap Tide Group Nominee from time to time after the date of this Agreement.

Section 3.03        Withdrawal of DGCL Demand.  Not later than entry into this Agreement, and in any event throughout the Standstill Period, to withdraw any outstanding demand and not make any future demands on the Company pursuant to Section 220 of the Delaware General Corporation Law.

Section 3.04         Agreements with Leap Tide Group Nominee.  Prior to appointment to the Board, any Leap Tide Group Nominee shall complete the Company’s standard director questionnaire and shall enter into a customary confidentiality agreement, if requested by the Board.

Section 3.05	Standstill Period.

(a)           During the Standstill Period and except as expressly provided otherwise in Section 3.01 regarding the 2015 Annual Meeting, at each meeting of the Company’s stockholders (whether an annual or a special meeting), or with respect to each action by written consent of the Company’s stockholders, the Leap Tide Group will cause all of the voting securities of the Company of which the Leap Tide Group is the Beneficial Owners to (i) be present for quorum purposes, (ii) be voted in favor of any and all directors nominated by the Board for election and (iii) be voted against (or abstain from voting on) any proposal made by any of the Company’s stockholders that is not recommended by the Board; provided, however, in the event that ISS recommends voting “against” with respect to with respect to proposals, then Leap Tide Group shall be permitted to vote in accordance with the ISS recommendations.

(b)           At all times during the Standstill Period, each Leap Tide Stockholder and its Affiliates shall not, directly or indirectly, without the prior written consent of the Company:

(i)           solicit, or participate in or encourage any solicitation of, proxies (as such terms are defined in Rule 14a-1 promulgated under the Exchange Act) with respect to any voting securities of the Company or become a participant in any contest relating to the election of directors of the Company or other stockholder proposals (whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise) not recommended for approval by the Board;

(ii)           vote in favor of the removal of any director serving on the Board who has previously been nominated by the Board;

(iii)           propose or attempt to call a special meeting of stockholders;

(iv)           seek, solicit support for, encourage or participate in (whether publicly or privately), any stockholder action without a meeting of the stockholders of the Company that is not recommended for approval by the Board;

(v)           deposit or maintain any voting securities of the Company in a voting trust or similar arrangement;

(vi)           take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group (other than solely among members of the Leap Tide Group) with respect to the Company’s voting securities or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

(vii)           otherwise act, individually or in concert with any Person, to seek to control, direct or influence the management, Board (or any individual members thereof) or policies of the Company; provided that this Section 3.06(b)(viii) shall not prevent the Leap Tide Group from speaking privately with members of the Board or management for the purpose of offering their suggestions or other input regarding the Company;

(viii)           encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any Person with respect to the giving or withholding of any proxy vote at any annual or special meeting of stockholders in opposition to any nominee on the Company’s slate of nominees for election as directors of the Company or in opposition to the Board’s recommendation for any other proposal brought before the meeting;

(ix)           finance or offer to provide financing for an attempt by any Person to engage in any of the activities or actions in which the Leap Tide Group is prohibited or restricted from engaging in by the terms of this Agreement;

(x)           make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner which nonpublic and confidential request or proposal is not reasonably likely to require disclosure by any party hereto, pursuant to the Securities Act or the Exchange Act or any rule or regulation promulgated thereunder; or

(xi)           announce an intention to do, solicit, assist, prompt, induce or attempt to induce others to do, any of the actions restricted or prohibited under subparagraphs (i) through (x) above.

Section 3.06	Public Announcements.

(a)           Leap Tide Group acknowledges and agrees that neither Party shall issue a press release regarding entry into this Agreement, and that the sole disclosure by the Parties hereto shall be by means of (i) a Current Report on Form 8-K (“Form 8-K”) by the Company and (ii) an amendment to Leap Tide Group’s Schedule 13D (“Schedule 13D/A”), each setting forth the material terms of this Agreement.  No Party or any of its Affiliates shall make any public statement concerning the subject matter of this Agreement inconsistent with the Form 8-K and Schedule 13D/A.

(b)           Subject to applicable law, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 3.06(b), each Party shall refrain from making or, causing to be made, and shall use its reasonable best efforts to cause its Affiliates not to make, any statement or announcement that criticizes or disparages, (i) the other Party, its officers, directors, principals, trustees, managing members or other Affiliates, or any person who has served as an officer, director, principal, trustee or managing member, of such Party, or (ii) any action or inaction or matter taken or not taken by the Company, any decision of the Board or the Company’s officers or any discussion or consideration of the Board.

(c)           The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided that the party from which such information is compelled shall, to the extent permitted by applicable law, provide the other party with prior written notice of the making of such compelled disclosure promptly so that such other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If such protective order or other remedy is denied, and such party or any of its representatives are nonetheless legally compelled to disclose such information, such party or its representative, as the case may be, will furnish only that portion of such information that is legally required, in the opinion of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.

Section 3.07         Notice of 2016 Annual Meeting. The Company agrees that in the event that the Company schedules the 2016 Annual Meeting for a date that is more than thirty (30) days before the one-year anniversary of the 2015 Annual Meeting, the Company shall provide the Leap Tide Group prior written notice no less than five (5) business days prior to the day on which such notice of the date of the 2015 Annual Meeting is first mailed or such public disclosure of the date of the 2016 Annual Meeting is first made.

ARTICLE 4
Other Provisions

Section 4.01	Specific Enforcement; Special Remedy.

Each of the Company and each Leap Tide Stockholder acknowledges and agrees that the other party would be irreparably injured in the event that any provision of this Agreement is breached or not performed.  Accordingly, it is agreed that each party shall be entitled to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by the other and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against the other in any action instituted in a court of competent jurisdiction, in addition to any other remedy which such aggrieved party may be entitled to obtain.  Moreover, in the event of the breach of any of the provisions of this Agreement, timeliness in obtaining relief is of the essence.

Section 4.02	Amendments.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

Section 4.03	Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy or email, when such telecopy or email is transmitted to the telecopy number set forth below or sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

(a)           if to the Company, to:

DiaDEXUS, Inc.
349 Oyster Point Blvd.
South San Francisco, CA  94080
Attention:  Chairman of the Board
Email:  lrafield@diaDEXUS.com

with copies to (which shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention:  Glen Sato
Facsimile:  (650) 849-7400
Email:  gsato@cooley.com

(b)           if to any Leap Tide Stockholder, to:

Leap Tide Capital Management, LLC
10451 Mill Run Circle, Suite 400
Owings Mills, MD  21117
Attention:  Jan Loeb
Facsimile:  (410) 356-8804
Email: jloeb@leaptidecapital.com

With copies to (which shall not constitute notice):

Olshan Frome Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention:  Steve Wolosky
Facsimile:  (212) 451-2333
Email: swolosky@olshanlaw.com

Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.  Copies delivered solely to outside counsel shall not constitute adequate notice.

Section 4.04	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  This Agreement may not be assigned by any Party without the prior written consent of the other Party, except to a party who acquires, whether through merger, acquisition or sale of substantially all of the assets of such Party.

Section 4.05	No Third Party Beneficiaries.

Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement and any conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other Person.

Section 4.06	Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 4.07	Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.08	Governing Law; Choice of Venue.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed within that state.

(b)           Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Federal and state courts located in the State of California, San Mateo County, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Federal and state courts located in the State of California, San Mateo County, and each of the parties irrevocably waives the right to trial by jury and (iv) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 4.09	Waiver; Remedies.

No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 4.10	Severability.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision in this Agreement.

Section 4.11	Additional Parties.

Each Party and its Affiliates, by its execution of this Agreement, agrees that it is a party to, and bound by, all of the provisions of this Agreement.

Section 4.12	Fees and Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2015 Annual Meeting; provided, however, that the Company shall reimburse the Leap Tide Group for its reasonable, out-of-pocket related fees and expenses, including fees and expenses of counsel for the Leap Tide Group, in an amount of $20,000.

Section 4.13	Interpretation and Construction.

Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 4.14	Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

[Signature Page Follow]

In Witness Whereof, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

DiaDEXUS, Inc.

/s/ Lori Rafield., Ph.D
Lori Rafield., Ph.D Chairman of the Board of Directors

Leap Tide Group:

Leap Tide Capital Management, LLC

/s/ Jan Loeb
Name: Jan Loeb Title: Managing Member

/s/ Jan Loeb
Jan Loeb In his individual capacity

/s/ John J. Sperzel III
John J. Sperzel III

[Signature Page To Leap Tide Agreement]